Exhibit 10.4

DATE

Dear :

Pursuant to the Lumos Networks Corp. 2011 Equity and Cash Incentive Plan, as amended (the “Plan”), the Plan’s administrative committee (the “Committee”) granted to you effective March 1, 2013 (the “Date of Grant”) xxx shares of Restricted Stock, par value $.01 (the “Award”).  This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control.  All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued employment with the Company or an Affiliate on and after the Date of Grant until the applicable vesting date, your Award will vest and become non-forfeitable as follows:

With respect to 33-1/3% of the Award shares (rounded down to the nearest whole share) on March 1, 2016; and

With respect to an additional 33-1/3% of the Award shares (rounded down to the nearest whole share) on March 1, 2017; and

With respect to the remaining Award shares on March 1, 2018;

except that if any such date occurs during a period in which the Company’s trading window under its insider-trading policy is not open, the vesting date will be the next trading date to occur after such date on which such trading window is open (the “Time-Vesting Schedule”).

In addition to the Time-Vesting Schedule above, the following enhanced vesting provisions shall also apply to your Award shares:

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In the event your employment with the Company and its Affiliates is terminated involuntarily and without Cause by the Company or an Affiliate in contemplation of a Change in Control, then your entire Award will fully vest and become non-forfeitable on the Control Change Date of the Change in Control in contemplation of which your employment was terminated (notwithstanding the termination of your employment) if the Control Change Date of the Change in Control in contemplation of which your employment was terminated occurs prior to the one (1) year anniversary of the termination of your employment.  Your employment will be considered to have been terminated “in contemplation of” a Change in Control (which consideration is not, and will not be construed to be, an admission of any liability or wrongdoing) only if the Company makes a public announcement or files a report or proxy statement with the Securities and Exchange Commission disclosing a transaction or series of transactions which, if completed, would constitute a Change in Control and your employment is terminated by the Company or an Affiliate without Cause during the period beginning with such announcement or filing and ending on the earlier of (x) the date that the Board, acting in good faith, adopts a resolution stating that the transaction or series of transactions have been abandoned or (y) the date that such transaction or series of transactions is completed.  You will not be entitled to receive this enhanced vesting if your employment terminates on account of your death, Disability, or Retirement, if your employment is terminated by the Company or an Affiliate for Cause or if you voluntarily resign for whatever reason.   Your Award shares shall be forfeited upon the earlier of (i) the one (1) year anniversary of the termination of your employment if the Control Change Date of the Change in Control in contemplation of which your employment was terminated has not occurred by such time and (ii) the abandonment of the transaction in contemplation of which your employment was terminated.

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In the event no provision is made for the continuance, assumption or substitution by the Company or its successor of the Award in connection with a Change in Control, then your entire Award will fully vest and become non-forfeitable as of the Change in Control provided you have remained continuously employed by the Company or an Affiliate from the Date of Grant until the Change in Control.  If provision is made for the continuance, assumption or substitution by the Company or its successor of the Award in connection with the Change in Control, then if your employment with the Company and its Affiliates is terminated involuntarily and without Cause by the Company or an Affiliate on or within twelve  (12)  months after the Change in Control, your entire Award will fully vest and become non-forfeitable as of your Termination Date.  You will not be entitled to receive this enhanced vesting if your employment terminates on account of your death, Disability, or Retirement, if your employment is terminated by the Company or an Affiliate for Cause or if you voluntarily resign for whatever reason.

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In the event your employment with the Company and its Affiliates terminates, at any time, on account of your death or Disability, then your Award will be vested and non-forfeitable as of  your Termination Date with respect to no less than 16-2/3% of your Award shares (rounded down to the nearest whole share) for each full year of your continued employment with the Company or an Affiliate subsequent to the date of grant of your Award.  You will not be entitled to receive this enhanced vesting if your employment terminates on account of your Retirement, if your employment is terminated by the Company or an Affiliate with or without Cause or if you voluntarily resign for whatever reason.

For purposes of this Agreement, and notwithstanding the definition set forth in the Plan, Cause means “Cause” as such term is defined in any employment or service agreement between the Company or any Affiliate and the Participant as in effect as of the date hereof.  If no such employment or service agreement exists as of the date hereof or if any such existing employment or service agreement does not contain any such definition, “Cause” shall include the following:  (i) Participant’s breach of or failure to perform any obligations under any agreement entered into by such Participant and the Company or any Affiliate, including but not limited to any non-compete, non-solicitation, or business opportunity covenant; (ii) Participant’s failure to adhere to or follow the lawful directives of the Company or any Affiliate; (iii) Participant’s failure to satisfactorily perform Participant’s employment duties as reasonably determined by Participant’s supervisors or management of the Company or any Affiliate which employs Participant, without regard to any potential or pending transaction including the Company or an Affiliate (after written notice and on opportunity to cure (not to exceed thirty (30) days)); (iv) Participant’s misconduct in connection with performance of Participant’s duties, including but not limited to any breach of fiduciary duty, the misappropriation of funds or property of the Company or any Affiliate, or securing or attempting to secure personal profit in connection with any Company or Affiliate transaction or prospective transaction; (v) Participant’s conviction or plea of guilty or nolo contendere to any felony or any other crime involving dishonesty, fraud or moral turpitude; and (vi) the Company’s reasonable suspicion that Participant has committed any dishonest or fraudulent act in connection with his employment.  Any grounds for “Cause” shall be determined by the Company in its sole discretion and shall be upheld so long as the determination is reasonable.

Unless otherwise provided by the Committee, and except as otherwise provided above, any Award shares that are not vested and non-forfeitable as of your Termination Date shall be forfeited as of your Termination Date with no further consideration due to you.

By accepting this Award, you agree upon grant of your Award to be bound by the following confidentiality and non-solicitation restrictions:

Confidentiality

You understand and acknowledge that during your employment with the Company or an Affiliate, you have been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below).  In order to protect the Confidential Information, you will not, during your employment with the Company or an Affiliate or at any time thereafter, in any way utilize any of the Confidential Information except in connection with your employment by the Company or an Affiliate.  You will not at any time use any Confidential Information for your own benefit or the benefit of any person except the Company and its Affiliates.  At the end of your employment with the Company or an Affiliate, you will surrender and return to the Company and its Affiliates any and all Confidential Information in your possession or control, as well as any other Company and Affiliate property that is in your possession or control.  The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company and its Affiliates, including but not limited to the following general categories: (a) trade secrets; (b) lists and other information about current and prospective customers; (c) plans or strategies for sales, marketing, business development, or system build-out; (d) sales and account records; (e) prices or pricing strategy or information; (f) current and proposed advertising and promotional programs; (g) engineering and technical data; (h) the Company’s and its Affiliates’ methods, systems, techniques, procedures, designs, formula, inventions and know-how; (i) personnel information; (j) legal advice and strategies; and (k) other information of a similar nature not known or made available to the public or the Company and its Affiliates’ competitors.  “Confidential Information” shall also include any such information that you may prepare or create during your employment with the Company or an Affiliate, as well as such information that has been or may be created or prepared by others.  This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or Confidential Information.

Non-Solicitation

While you are employed by the Company or an Affiliate and for one (1) year after your Termination Date, you will not, directly or indirectly, solicit or encourage any employee of the Company and its Affiliates to terminate employment with the Company or an Affiliate; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding 12 month period has been employed by the Company or an Affiliate, or assist any other person, firm, or corporation to do any of the foregoing acts.  Additionally, while you are employed by the Company or an Affiliate and for one (1) year after your Termination Date, you will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any telecommunication services, including but not limited to internet services, of the type offered by the Company or an Affiliate, to any person or entity who was a customer or an actively sought prospective customer of the Company or an Affiliate, at any time during the Executive’s employment with the Company or an Affiliate.

In the event you breach any of foregoing confidentiality or non-solicitation restrictions, in addition to any contractual or common law right the Company or an Affiliate may have against you, you will waive and forfeit any and all rights to any further benefits under this letter or under the Plan and you will repay the Company and its Affiliates for the gross amount of any benefit you may have already received under this letter or under the Plan.

Taxes

Under the Internal Revenue Code (the “Code”), your restricted stock grant is taxed as ordinary income when the shares vest.   Upon vesting of your stock, you will be required to pay applicable withholding tax on the stock’s value prior to the issuance of the stock certificate to you.  You may forfeit shares of vested stock to satisfy all or part of your tax liability  (if the Company specifically permits you to forfeit shares to satisfy your tax liability), or you may elect to have all or part of the withholding tax deducted from your regular pay; deducted from a bonus check (if applicable); or make payment directly to Lumos Networks by a personal check. You may be eligible to make a Section 83(b) election.  You should seek advice from a qualified tax advisor immediately if you are considering this election.

Dividends

Prior to the vesting of your restricted stock, you will be eligible to receive any dividends that are declared on the underlying shares.  Any applicable dividend checks will be mailed to your address of record.  Dividends that you receive on unvested restricted stock are treated as ordinary income (compensation) and not as dividend income.  Lumos will include these dividend payments on your W-2 Wage Statement.

Please contact your tax advisor if you have questions on these tax-related issues.

Stock Ownership Requirement

The Company has established Common Stock Ownership and Retention Guidelines for Directors and Officers (the “Guidelines”) to emphasize the link between officers and the long-term interests of shareholders of the Company and to enhance the Company’s image by openly communicating to investors, market analysts and the public that officer interests are tied directly to the long-term success of the Company through personal capital investment in Company stock.  By accepting this Award, you acknowledge that you have received a copy of the Guidelines and agree to adhere to the terms and conditions contained therein.

By accepting this Award, you acknowledge and agree that you will accumulate and hold shares of the Common Stock of the Company pursuant to the Guidelines. If you are promoted into another position, you acknowledge and agree that you will accumulate and hold additional shares pursuant to the Guidelines.  Prior to any sale of your stock, you agree to seek clearance and to notify the Company’s Chief Financial Officer that you will not go below your target stock ownership level (other than sales to pay taxes permitted by this letter).  You are also expected to comply with all relevant securities regulations at the time of any sale of Company stock.

You also agree to certify as the Committee requests whether or not you are in compliance with the Guidelines. You agree that until such time as you have reached your stock ownership guideline, you will hold 100% of the shares of common stock received upon lapse of the restrictions upon restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and the exercise price of the option).  You also agree to sell or otherwise dispose of any Company stock you own once your stock ownership level is met only to the extent that your remaining holdings do not fall below the minimum stock ownership level.  The Committee in its sole discretion can make hardship exceptions to the Guidelines or to permit sales pursuant to Rule 10b5-1 plans to the extent the Committee deems appropriate.  The Committee reserves the right to interpret, modify or terminate the Guidelines at any time except that no such change or modification will adversely affect you without your prior consent.

The Company may impose any additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan.  The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Affiliates or interfere in any way with the right of the Company or its Affiliates to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company, if such agreement or other relationship exists.

Please sign and return a copy of this agreement to Joe Leigh, Vice President, Human Resources, designating your approval of this letter.  This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void.   Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by, and comply with, the applicable terms of this letter and the Plan.

Very truly yours,

LUMOS NETWORKS CORP.
By:
Timothy G. Biltz
Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED

Dated:

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